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                                                                    Exhibit 99.1


[LOGO] DQE

                                                  News Release

Date           January 31, 2002
For Release    Upon Receipt
Contact        Media:                                  Financial Community:
               John Laudenslager                       Quynh McGuire
               412-393-1502                            412-393-1259

                      DQE ANNOUNCES 2001 YEAR-END RESULTS

PITTSBURGH - DQE today reported a loss of $153.9 million, or $2.75 per share, for year-end 2001. This includes one-time charges of approximately $216.8 million, or $3.88 per share. For year-end 2001, operating earnings were $62.9 million, or $1.13 per share, including an after-tax gain of approximately $8.4 million, or 15 cents per share, related to the sale of the energy facility at the Pittsburgh Airport that involved an extension of an existing operations and maintenance contract. The one-time charges include $99.7 million relating to AquaSource; $42.3 million relating primarily to energy technology investments; $43.7 million relating to landfill gas investments; $19.9 million of restructuring charges related to a corporate overhead reduction program; and $11.2 million relating to the sale of the bottled water business and expenses relating to the strategic review.

In the second half of 2001, DQE announced a new management team and a change in its strategic direction. The company's Back-to-Basics strategy features a more concentrated focus on its core electric utility operations and complementary businesses, such as energy services. DQE currently is exploring, in an orderly manner, opportunities to sell certain of its non-complementary assets. In addition, cost reductions as a result of restructuring are expected to enhance the profitability at DQE and Duquesne Light. While the magnitude of the one-time charges in 2001 is significant, DQE believes it is now better positioned to implement its Back-to-Basics strategy in 2002 and beyond. DQE's plan under the Back-to-Basics strategy is to grow earnings more steadily, with less volatility, over the next few years. The cornerstone of this strategy will be a focus on seeking growth through a disciplined investment and management approach. All new investment opportunities will be expected to have a strong and clear relationship to DQE's core electric business, as well as the ability to create sustained value.

On a comparable basis, DQE's year-end 2000 earnings from operations were $102.6 million, or $1.62 per share, excluding a gain of $51.8 million, or 82 cents per share, primarily from the sale of alternative fuel facilities. A significant factor in the 2001 decrease was the loss of earnings from the generation assets that were sold in April 2000, as part of restructuring related to implementation of customer choice in Pennsylvania. In addition, earnings of $12.3 million on stranded costs were recorded in 2001, as compared to $45.6 million in 2000, a reduction of $33.3 million.

In the fourth quarter of 2001, DQE recorded a loss of $66.7 million, or $1.19 per share, including one-time charges of $78.3 million, or $1.40 per share, related to certain abandonments and impairments of investments. The $78.3 million in one-time charges includes:

 .    A restructuring charge of $19.9 million related to the streamlining and integrating of operating units to simplify the company's corporate structure.

 .    After-tax asset impairment charges of approximately $43.7 million at DQE
     Financial. This included a $29.7 million write-off related to the Fresh Kills, N.Y., landfill gas site. The remaining amount was due to abandonment of other non-performing landfill gas investments. The Fresh Kills investment and construction of a gas processing facility have been adversely impacted by the vast amount of World Trade Center debris being shipped to the landfill in the aftermath of the September 11 terrorist attacks in New York City. In addition, World Trade Center waste handling activities and the weight of the debris have damaged and continue to impair the effectiveness of the gas collection system. We are exploring potential avenues to recover disaster-related costs.

 .    Investment impairments of approximately $14.7 million primarily related to the energy-technology investments.

                               Regulatory Update

As a result of the successful generation sale, Duquesne Light anticipates recovering its stranded costs seven years earlier than any other major Pennsylvania utility. We anticipate termination of the stranded costs collection period by mid-year 2002 for most major rate classes, resulting in decreases to customer bills. Ultimately, a typical bill is expected to decrease approximately 16 percent, on average, for a residential customer who takes provider-of-last-resort service from Duquesne Light. This reduction reflects both the end of the stranded costs collection period and the ongoing full recovery of the additional costs associated with membership in a regional transmission organization.

As stranded costs are fully recovered for each rate class, Duquesne Light's earnings will reflect the incremental half-cent margin for each KWH supplied through the provider-of-last-resort arrangement with Orion Power MidWest, L. P. At year-end 2001, approximately 78% of Duquesne Light's customer load received electricity through the provider-of-last-resort arrangement.

In December 2001, FirstEnergy Corp. and DQE reached an agreement under which FirstEnergy subsidiary, FirstEnergy Solutions, would supply Duquesne Light with capacity sufficient to meet the anticipated capacity credit obligations under PJM West protocols for up to approximately 60 percent of Duquesne Light's total load upon Duquesne Light's entry into the PJM West power pool.
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Duquesne's inclusion in PJM West will put the region's transmission facilities under common control to reduce long-term energy costs and enhance reliability to customers. PJM operates the world's largest competitive wholesale market and one of North America's largest power grids.

Earnings Outlook

The company affirms the previous earnings guidance of $1.68 and $1.80 for 2002 and 2003, respectively, representing recurring earnings. The company expects 2002 earnings to equal the current dividend level of $1.68 per share. The projected 7% increase in 2003 earnings reflects a continued focus on recurring and sustainable earnings through the Back-to-Basics strategy.


DQE delivers essential products and related services, including electricity, water and communications, to more than one million customers throughout the United States.

The foregoing contains forward-looking statements, the results of which may materially differ from those implied due to known and unknown risks and uncertainties as discussed below. Projected DQE cash flow, earnings, earnings growth and dividends will depend on the performance of its subsidiaries, on the effectiveness of the divestiture of non-core businesses, and Board policy. Demand for electric, water and telecommunications utility services and landfill gas, the availability of appropriate investment opportunities in those industries, changing market conditions and weather conditions, could affect earnings levels at DQE and each subsidiary. The number of customers who choose to receive electric generation through the provider-of last-resort-arrangement with Orion will affect Duquesne Light's earnings. Customer energy demand, fuel costs and plant operations will affect DQE Energy Services' earnings. The outcome of the shareholder litigation initiated against each of DQE and AquaSource will affect DQE's performance. Stock market volatility and business conditions with respect to energy technology and electronic commerce will affect DQE's ability to monetize its non-core energy technology and electronic commerce portfolio. Market conditions and demand for services will affect DQE's ability to monetize non-core and financial investments, and unregulated businesses. The tragic events of September 11, 2001 have created broad uncertainty in the global economy, and DQE continues to assess the impact on its businesses, including but not limited to DQE Financial. Overall performance by DQE and its affiliates could be affected by economic, competitive, regulatory, governmental and technological factors affecting operations, markets, products, services and prices, as well as the factors discussed in DQE's SEC filings made to date.

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  STATEMENT OF INCOME

  (Thousands of Dollars)                          Three Months                          Twelve Months
                                               Ended December 31,                     Ended December 31,
  (Unaudited)                               2001                2000                 2001             2000
  Operating Revenues:
  Sales of Electricity:
     Customers                            $ 240,701           $234,684           $  1,014,047      $  999,834
     Utilities                                2,034              3,009                 10,685          29,413
  Total Sales of Electricity                242,735            237,693              1,024,732       1,029,247
  Water Sales                                27,428             30,323                109,045         112,151
  Other                                      40,488             68,566                162,305         186,206
     Total Operating Revenues               310,651            336,582              1,296,082       1,327,604

  Operating Expenses:
     Fuel and purchased power                96,267             83,540                414,309         347,859
     Non-Fuel operating and
      maintenance                            97,693            115,254                359,984         464,154
     Impairment of long-lived
      assets                                 67,300                  -                176,478               -
     Restructuring charge                    31,085                  -                 31,085               -
     Depreciation and
      amortization                           89,786             90,899                370,931         343,232
     Taxes other than income
      taxes                                  12,147              4,956                 60,056          68,070
       Total Operating
        Expenses                            394,278            294,649              1,412,843       1,223,315

  Operating Income (Loss)                   (83,627)            41,933               (116,761)        104,289

  Other Income:
  Investment income                          17,175             15,846                 82,980         227,727
  Investment impairment                     (23,991)                 -                (71,239)              -
     Other income                            (6,816)            15,846                 11,741         227,727

  Interest and other charges                 23,594             29,377                104,442         123,610

  Income (Loss) Before Income
   Taxes and Cumulative
   Effect                                  (114,037)            28,402               (209,462)        208,406
  Income Taxes                              (47,474)             6,114                (56,081)         70,350

  Income (Loss) Before
   Cumulative Effect                        (66,563)            22,288               (153,381)        138,056

  Cumulative Effect of Change
   in Accounting Principle -
   net (a)                                        -                  -                      -          15,495

  Net Income (Loss)                         (66,563)            22,288               (153,381)        153,551

  Dividends on Preferred
   Stock                                        157               (379)                   516            (806)

  Earnings (Loss) Available
   for Common Stock                        ($66,720)          $ 22,667              ($153,897)     $  154,357

  Average No. of Common

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
   Shares (000)                              55,894             56,136                 55,888          63,348

  Earnings (Loss) Per Share
   of Common Stock                           ($1.19)          $   0.40                 ($2.75)     $     2.44

  Dividends Declared Per
   Share                                  $    0.42           $   0.42           $       1.68      $     1.62

  Actual No. of Common Shares
   (000)                                     55,908             55,886                 55,908          55,886

  (a) Relates to the accrual of unbilled electric utility customer revenues. Amount is net of appropriate expenses and taxes.

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OPERATING STATISTICS

(Thousands)                                  Three Months Ended
                                                December 31,
(Unaudited)                                  2001         2000
KILOWATT-HOUR SALES:
Electric Utility Customers:
  Residential                                 838,434      881,967
  Commercial                                1,475,953    1,490,406
  Industrial                                  778,790      852,130
  Miscellaneous                                17,834       17,580
   Sales to Electric Utility
    Customers                               3,111,011    3,242,083
Sales to Other Utilities                       77,230       78,789
TOTAL SALES                                 3,188,241    3,320,872

OPERATING REVENUES:
Electric Utility Customers:
  Residential                             $    87,364  $    90,519
  Commercial                                  108,581       96,787
  Industrial                                   40,697       44,830
  Miscellaneous                                 4,059        2,548
Revenues from Electric Utility
 Customers                                    240,701      234,684
Sales to Other Utilities                        2,034        3,009
Water Sales                                    27,428       30,323
Other                                          40,488       68,566
TOTAL OPERATING REVENUES                  $   310,651  $   336,582


(Thousands)                                  Twelve Months Ended
                                                December 31,
(Unaudited)                                  2001         2000
KILOWATT-HOUR SALES:
Electric Utility Customers:
  Residential                               3,583,859    3,508,516
  Commercial                                6,169,688    6,092,339
  Industrial                                3,282,731    3,580,516
  Miscellaneous                                71,445       70,369
   Sales to Electric Utility
    Customers                              13,107,723   13,251,740
Sales to Other Utilities                      363,183      962,681
TOTAL SALES                                13,470,906   14,214,421

OPERATING REVENUES:
Electric Utility Customers:
  Residential                             $   371,666  $   373,154
  Commercial                                  456,330      425,450
  Industrial                                  173,103      191,670
  Miscellaneous                                12,948        9,560
Revenues from Electric Utility
 Customers                                  1,014,047      999,834
Sales to Other Utilities                       10,685       29,413
Water Sales                                   109,045      112,151
Other                                         162,305      186,206
TOTAL OPERATING REVENUES                  $ 1,296,082  $ 1,327,604

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